Exhibit 99.1

BIMI Receives Nasdaq Notification of Non-Compliance with Listing Rule 5250(c)(1)

NEW YORK, April 20, 2023 (GLOBE NEWSWIRE) -- On April 18, 2023, BIMI International Medical Inc. (the “Company”) today announced that on April 18, 2023, the Company received a notification letter from The Nasdaq Stock Market LLC (“Nasdaq”) stating that, because the Company has not yet filed its Annual Report on Form 10-K for the period ended December 31, 2022 (the “Form 10-K”), the Company is no longer in compliance with Nasdaq Listing Rule 5250(c)(1). Nasdaq Listing Rule 5250(c)(1) requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission. The Nasdaq letter has no immediate effect on the listing of the Company’s shares.

Nasdaq’s notification letter states that the Company has 60 calendar days to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rules. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company up to 180 days from the prescribed due date for filing the Form 10-K to regain compliance. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq hearings panel.

The Company intends to resolve the deficiency and regain compliance with the Nasdaq Listing Rules.

About BIMI International Medical Inc.

BIMI International Medical Inc. is a healthcare products and services provider, offering a broad range of healthcare products and related services. For more information, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

Investor Relations Contact

Investor Relations Department of BIMI International Medical Inc.

Email: vinson@usbimi.com
Tel: +1 949 981 6274